Exhibit 99.1

      Atlantic Coast Federal Corporation Reports Continued Growth

    WAYCROSS, Ga.--(BUSINESS WIRE)--March 14, 2006--

  Net Income More Than Doubles in the Fourth Quarter, Up 47% for 2005

    Atlantic Coast Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced financial results for the fourth quarter and year ended December 31, 2005. In addition to higher earnings, other highlights of the Company's report for the quarter and year included ongoing growth in loans and deposits, as both rose to historic levels, and continued improvements in asset quality.
    Net income for the fourth quarter of 2005 increased 121% to $1,089,000 or $0.07 per diluted share versus $493,000 or $0.03 per diluted share in the same period last year. Fourth quarter 2005 earnings reflected a continued increase in average interest-earning assets and a lower provision for loan losses on improving credit quality metrics, together with significantly higher non-interest income on growing fee and other income. These factors helped counter ongoing margin compression, primarily due to rising deposit costs.
    Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are very pleased to report a strong and successful finish to 2005, our first full year of operations as a publicly held company. Our continued growth in the fourth quarter and throughout 2005 reflected ongoing momentum in our operations and solid growth in loans and deposits - especially in the Jacksonville area, and further improvements in asset quality. These broad accomplishments translated into higher net income for the fourth quarter and year, as well as attractive growth on our balance sheet in terms of total assets, loans and deposits."
    Larison noted that the Company reported steady increases in assets throughout 2005, with the total rising 17% year over year. The loan portfolio trended similarly, increasing 12% in 2005 and reflecting both organic growth as well as the purchase of loans for portfolio. Deposits also increased in 2005, up 19% from the year-end 2004 amount primarily because of growth in time deposits and interest bearing checking accounts.
    "As we have continued to increase our loan portfolio, we also have maintained a strong emphasis on credit quality, reporting significant progress in 2005," Larison continued. "Non-performing loans declined by almost two-thirds during the year, while impaired loans declined nearly one-half from the 2004 level. We also experienced a substantial decline in net charge-offs to annualized average loans outstanding. With these improvements in mind, we were able to reduce our loan loss provision 11% and 29%, respectively, for the fourth quarter and full year 2005 versus the comparable year-earlier periods."
    "Importantly, our progress in 2005 supported other initiatives that have benefited our stockholders directly," Larison added. "Early in the year, we initiated cash dividend payments, beginning at $0.05 per common share, and we have increased that rate by a penny in each subsequent declaration. With our most recent dividend payment of $0.08 per common share, our total 2005 dividends were approximately 40% of annual earnings and represent an annualized yield of more than 2%. While our Board of Directors will continue to evaluate future dividends in light of prevailing operating conditions and other capital requirements, we expect to maintain at least this level of quarterly dividends per share throughout 2006. Also, we have pursued opportunistic stock repurchases during the past year to help support our employee benefit plans and as a way to manage our capital prudently. Together with our cash dividend payments, these efforts helped create added value for our stockholders in 2005."
    For the fourth quarter of 2005, net interest income declined slightly to $5,211,000 from $5,251,000 in the year-earlier period. The provision for loan losses for the fourth quarter also declined to $579,000 from $648,000 in the same period last year on improved credit quality. As a result, net interest income after provision for loan losses increased slightly to $4,632,000 in the fourth quarter of 2005 from $4,603,000 in the prior-year period.
    During the fourth quarter of 2005, the Company experienced further margin compression as net interest margin declined to 3.06% from 3.34% in the year-earlier period. For 2005, net interest margin was down to 3.05% versus 3.59% in 2004. This ongoing margin compression throughout 2005 reflected the relatively flat yield curve that characterized the year, as the cost of deposits rose without a corresponding increase in the yield on longer-term loan assets. Competition for deposits remains aggressive and is continuing to put pressure on the Company's cost of funds. Although the Company continues to believe that the repricing of existing loans to higher market levels over time will help counter the trend in net interest income, current pressure on interest margins will likely continue in the near term as a result of the flat yield curve environment and heightened competition for deposits.
    For 2005, net interest income increased to $20,096,000 from $19,856,000 in 2004. The 2005 provision for loan losses declined to $2,121,000 from $2,975,000 in 2004, resulting in net interest income after provision for loan losses of $17,975,000 for 2005 versus $16,881,000 in the same period last year. Net income for 2005 totaled $4,689,000, including a tax benefit of $895,000 recorded in the third quarter of 2005, up from net income of $3,192,000 in 2004. Earnings per diluted share for 2005 totaled $0.33 versus $0.32 in the year earlier on 40% more shares outstanding versus 2004.
    Concluding, Larison said, "With our strong finish to 2005, we enter the new year with considerable momentum. While we know market conditions remain competitive, with a flat yield curve, we are excited about the opportunities we see for continued growth and greater penetration across our markets. Our focus, of course, remains on the metropolitan Jacksonville area, where we presently are constructing two new branches. These locations, expected to open during the second half of 2006, will expand our presence on the south side to serve the fast-growing area of St. Johns County."
    During the fourth quarter, the Company repurchased 380,000 shares of its common stock, representing an expenditure of approximately $5,500,000. For the year, the Company repurchased a total of 665,000 common shares for approximately $9,600,000. A portion of these repurchases offset the effect of stock issued on July 1, 2005, in connection with the Company's restricted stock plan. Atlantic Coast Federal Corporation has remaining authorization to purchase up to 200,000 common shares under its current stock repurchase program, which was announced in September 2005.
    The Company's total assets increased 17% to $743,849,000 at December 31, 2005, from $637,678,000 at December 31, 2004. Loans receivable, net increased 12% to $580,441,000 at December 31, 2005, from $517,711,000 at December 31, 2004. Deposits rose 19% to $516,322,000 at the end of 2005 from $435,682,000 at December 31,
2004.
    Total stockholders' equity declined 6% to $92,917,000 at December 31, 2005, from $98,700,000 as of December 31, 2004, primarily because of the Company's share repurchase programs during the course of the year.
    Return on average stockholders' equity for the fourth quarter and year ended December 31, 2005, was 4.57% and 4.73%, respectively, versus 2.40% and 5.87%, respectively, for the comparable periods last year. Return on average total assets for the fourth quarter and year ended December 31, 2005, was 0.59% and 0.67%, respectively, compared with 0.30% and 0.55%, respectively, for the same periods in 2004.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
    Atlantic Coast Federal, with approximately $744 million in assets as of December 31, 2005, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe" and "outlook," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                            Three Months Ended        Year Ended
                                December 31,          December 31,
                            -------------------   -------------------
                               2005       2004       2005       2004
                            --------   --------   --------   --------
Total interest income       $ 10,185   $  8,466   $ 37,254   $ 31,772
Total interest expense         4,974      3,215     17,158     11,916
                            --------   --------   --------   --------
Net interest income            5,211      5,251     20,096     19,856
Provision for loan
  losses                         579        648      2,121      2,975
                            --------   --------   --------   --------
Net interest income
  after provision
  for loan losses              4,632      4,603     17,975     16,881
Non-interest income            2,073      1,328      7,413      5,322
Non-interest expense           5,019      5,193     19,616     17,256
                            --------   --------   --------   --------
Income before income
  taxes                        1,686        738      5,772      4,947
Income tax expense               597        245      1,083      1,755
                            --------   --------   --------   --------
Net income                  $  1,089   $    493   $  4,689   $  3,192
                            ========   ========   ========   ========
Earnings per share:
  Basic                     $   0.08   $   0.03   $   0.34   $   0.32
                            ========   ========   ========   ========
  Diluted                   $   0.07   $   0.03   $   0.33   $   0.32
                            ========   ========   ========   ========
Basic weighted
  average shares              13,690     13,850     14,000     10,016
                            ========   ========   ========   ========
Diluted weighted
  average shares              13,731     13,850     14,020     10,016
                            ========   ========   ========   ========


                                                  Dec. 31,   Dec. 31,
                                                    2005       2004
                                                  --------   --------
Total assets                                      $743,849   $637,678
Cash and cash equivalents                           37,959     25,708
Securities available for sale                       71,965     53,363
Loans receivable, net                              580,441    517,711
Total deposits                                     516,322    435,682
Federal Home Loan Bank advances                    129,000    100,314
Stockholders' equity                                92,917     98,700


Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2005 and 2004, may be found at the following link: http://www.irinfo.com/acfc/4Q05fsw.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2005, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.



    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376